Exhibit 99.1

NAPCO Announces First Quarter Fiscal 2023 Results

-1st Quarter Sales Increase 27% to a Q1 Record $39.5 Million-

-1st Quarter Recurring Service Revenues Increase 35% to $13.8 Million With Gross Margins of 88%-

-Net Income of $6.4M and Adjusted EBITDA* of $8.3 Million for the Quarter -

AMITYVILLE, N.Y., November 7, 2022 /PRNewswire/ -- NAPCO Security Technologies, Inc. (NASDAQ: NSSC), one of the leading manufacturers and designers of high-tech electronic security devices, wireless recurring communication services for intrusion and fire alarm systems as well as a leading provider of school safety solutions, today announced financial results for its first quarter of fiscal 2023.

Financial Highlights:

●	Net sales for the quarter increased 27% to a Q1 record of $39.5 million as compared to $31.1 million for the same period last year.
●	Recurring service revenue ("RSR") for the quarter increased 35% to $13.8 million as compared to $10.2 million for the same period last year. Recurring service revenue now has a prospective annual run rate of approximately $58 million based on October 2022 recurring revenues.
●	Gross margin for recurring service revenue for the quarter was 88% as compared to 86% for the same period last year.
●	Net income for the quarter was $6.4 million as compared to $7.8 million for the same period a year ago. Net income for Q1 last year benefited from $3.9 million of Other income as the result of extinguishment of debt.
●	Earnings per share (diluted) for the quarter was $0.17 as compared to $0.21 for the same period a year ago. Of the $0.21 reported EPS for last years Q1, $0.11 was a result of the extinguishment of debt.
●	Adjusted EBITDA* for the quarter was $8.3 million as compared to $4.7 million for the same period a year ago, a 77% increase.
●	Adjusted EBITDA* per share (diluted) for the quarter was $0.22 as compared to $0.13 for the same period a year ago, a 69% increase.
●	Cash and cash equivalents, other investments and marketable securities were $44.4 million at September 30, 2022, a 5% decrease as compared to $46.8 million at June 30, 2022. The Company had no debt as of September 30, 2022.
●	Cash (Used in) Provided by Operating Activities for the three months was $(2.0) million as compared to $3.5 million for the same period last year. This decrease was primarily due to Inventories increasing by $14.1 million, resulting primarily from the Company’s decision to purchase hard to get parts used in products that generate recurring service revenues for the Company .

Richard Soloway, Chairman and President, commented, "Following a very strong sales performance in fiscal 2022, the momentum continued during the first quarter of fiscal 2023 with Q1 record sales of $39.5 million, a 27% increase over last year’s Q1 and the eighth consecutive quarter of record year-over-year quarterly sales. Both equipment revenue and recurring service revenue, which increased 23% and 35%, respectively, contributed to the year-over-year overall sales growth. Our recurring service revenue now has a prospective annual run rate of approximately $58 million based on October 2022 recurring service revenues. Gross margin for recurring service revenue increased 200 basis points to 88% for the quarter, which compared to 86% for the same period last year. Gross margins on hardware increased 100 basis points to 23%, as compared to 22% for the same period last year. Overall gross margins increased 300 basis points to 46% as compared to 43% for the same year ago period.

NAPCO executed exceptionally well in the first quarter, easily exceeding published street consensus estimates for Q1 on Revenue, Net Income, EPS and Adjusted EBITDA*, despite ongoing challenges within our supply chains. We continue to remain focused on aggressively managing these logistical challenges, in order to ensure that we remain well positioned to meet the needs of our customers. We continue to manage these issues by re-engineering products, developing alternative, more readily available supply sources and delivery methods and continuing to work closely with our customers and suppliers to navigate through these extraordinary times.

Our strategy to temporarily sacrifice hardware gross margin by purchasing components at higher prices so that we can continue to manufacture radios, which lead to continued high margin recurring revenue for each radio installed and operating, continues to work well. To accelerate our profitable growth, we are working on a number of strategic activities, including the development of alternative sources for those micros that are in high demand and which are key components in our Starlink radios We expect to see additional gross margin improvement from these activities within the next six months.

Our backlog remains near record levels and we remain confident in sustaining demand for our products against an increasingly uncertain economic environment.

Our balance sheet continues to be very strong, with cash and cash equivalents, other investments and marketable securities of $44.4 million and no debt at September 30, 2022. We continue to leverage our strong balance sheet by purchasing difficult to get electronic components which, while resulting in a significant inventory increase, has also led to continued strong sales growth. This reflects management's strategic decision to continue to invest resources in maximizing the production and sales of its cellular radios, which result in the highly profitable and continuous recurring revenue and which generated a gross margin of 88% in Q1.

With school security a paramount concern to many municipalities, our fully integrated technologies for the school security market continues to remain a top priority for NAPCO, given the healthy margins those products typically generate. With a market comprised of approximately 130,000 K-12’s and 5,000 colleges and universities across the country, most of who still need school security solutions, we remain laser-focused on further penetrating this market.

Mr. Soloway concluded, "NAPCO continues to deliver outstanding results as we successfully maneuver through a challenging operating environment. We remain confident in our ability to navigate through these difficult economic times and to continue to deliver strong growth in both equipment and recurring revenue. The demand for our products and services continues to be very strong. We are confident that our seasoned management team has the experience and methods from previous supply chain shortages, to deal with the volatility associated with the current global supply chain constraints. Our fundamental strategy continues to be to provide seamless security solutions for our customers and to continue to grow recurring revenue, now at a $58 million annual run rate, with both existing products as well as new ones, such as the unique to the industry Air Access products, which should generate a new stream of recurring revenue from the locking and access control segments of our business. Now, all portions of our business will be in position to generate recurring revenue. We continue to remain focused on delivering significant value to our shareholders by generating strong revenue growth as well as increased profitability for fiscal 2023 and beyond. The first quarter of fiscal 2023 was a strong performance for our Company and I remain confident that our best quarters are yet to come."

Financial Results

Net sales for the quarter increased 27% to a quarterly record of $39.5 million, as compared to $31.1 million for the same period one year ago. Research and development costs for the quarter increased 26% to $2.4 million or 6% of sales as compared to $1.9 million or 6% of sales for the same quarter a year ago. Selling, general and administrative expenses for the quarter increased 16% to $8.5 million or 22% of net sales, as compared to $7.3 million, or 24% of sales for the same period last year.

Operating income for the quarter increased 71% to $7.2 million as compared to $4.2 million for the same period last year. Net income for the quarter was $6.4 million or $0.17 per diluted share as compared to $7.8 million or $0.21 per diluted share for the same period last year, an 18% decrease.

Adjusted EBITDA* for the quarter was $8.3, million, or $0.22 per diluted share, as compared to $4.7 million, or $0.13 per diluted share for the same period last year, a 77% increase.

Net income and earnings per share for last year’s Q1 reflected Other income of $3.9 million which resulted from extinguishment of debt during the quarter ended September 30, 2021. Without such benefit, net income and earnings per share would have been $3.8 million and $0.10, respectively.

Balance Sheet Summary

At September 30, 2022, the Company had $44.4 million in cash and cash equivalents, other investments and marketable securities as compared to $46.8 million as of June 30, 2022. Working capital (defined as current assets less current liabilities) was $97.0 million at September 30, 2022 as compared with working capital of $93.1 million at June 30, 2022. Current ratio (defined as current assets divided by current liabilities) was 5.0:1 at September 30, 2022, and 4.5:1 at June 30, 2022.

Conference Call Information

Management will conduct a conference call at 11 a.m. ET today, November 7, 2022. Interested parties may participate in the call by dialing 1-877-407-4018 or for international callers, 1-201-689-8471, about 5-10 minutes prior to the start time of 11 a.m. ET. The conference call will also be available on replay starting at 2 p.m. ET on November 7, 2022 and ending on November 14,  2022 at 11:59 p.m. ET. For the replay, please dial 1-844-512-2921 domestically, or 1-412-317-6671 for international callers, and use the replay access code 13734148. In addition, the call will be webcast and will be available on the Company's website at www.napcosecurity.com.

About NAPCO Security Technologies, Inc.

NAPCO Security Technologies, Inc., is one of the leading manufacturers and designers of high-tech electronic security devices, wireless recurring communication services for intrusion and fire alarm systems as well as a leading provider of school safety solutions, The Company consists of four Divisions: NAPCO, plus three wholly owned subsidiaries: Alarm Lock, Continental Instruments, and Marks USA. Headquartered in Amityville, New York, its products are installed by tens of thousands of security professionals worldwide in commercial, industrial, institutional, residential and government applications. NAPCO products have earned a reputation for innovation, technical excellence and reliability, positioning the Company for growth in the multi-billion dollar and rapidly expanding electronic security market. For additional information on NAPCO, please visit the Company's web site at http://www.napcosecurity.com.

Safe Harbor Statement

This press release contains forward-looking statements that are based on current expectations, estimates, forecasts and projections of future performance based on management's judgment, beliefs, current trends, and anticipated product performance. These forward-looking statements include, but are not limited to, statements relating to the impact of COVID-19 pandemic; the growth of recurring service revenue and annual run rate; the introduction of new access control and locking products; the opportunities for fire alarm products; and our ability to execute our business strategies. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those risk factors set forth in the Company's filings with the Securities and Exchange Commission, such as our annual report on Form 10-K and quarterly reports on Form 10-Q. Other unknown or unpredictable factors or underlying assumptions subsequently proving to be incorrect could cause actual results to differ materially from those in the forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. You should not place undue reliance on these forward-looking statements. All information provided in this press release is as of today's date, unless otherwise stated, and the Company undertakes no duty to update such information, except as required under applicable law.

*Non-GAAP Financial Measures

Certain non-GAAP measures are included in this press release, including non-GAAP operating income and Adjusted EBITDA. We define Adjusted EBITDA as GAAP net income plus income tax expense, net interest expense, non-cash stock-based expense, non-recurring legal expense, other non-recurring income and depreciation and amortization expense. Non-GAAP operating income does not include amortization of intangibles or stock-based compensation expense. These non-GAAP measures are provided to enhance the user's overall understanding of our financial performance. By excluding these charges our non-GAAP results provide information to management and investors that is useful in assessing NAPCO's core operating performance and in comparing our results of operations on a consistent basis from period to period. Our use of non-GAAP financial measures has certain limitations in that such non-GAAP financial measures may not be directly comparable to those reported by other companies. For example, the terms used in this press release, such as Adjusted EBITDA, do not have a standardized meaning. Other companies may use the same or similarly named measures, but exclude different items, which may not provide investors with a comparable view of our performance in relation to other companies. The presentation of this information is not meant to be a substitute for the corresponding financial measures prepared in accordance with generally accepted accounting principles. Investors are encouraged to review the reconciliation of GAAP to non-GAAP financial measures set forth above.

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2022
	(unaudited)	June 30, 2022

	(in thousands, except share data)
CURRENT ASSETS
Cash and cash equivalents	$29,448	$41,730
Investments - other	10,008	—
Marketable securities	4,943	5,068
Accounts receivable, net of allowance for doubtful accounts of $216 and $243 as of September 30, 2022 and June 30, 2022, respectively	21,342	29,218
Inventories, net	52,055	40,781
Income tax receivable	379	—
Prepaid expenses and other current assets	2,840	2,838
Total Current Assets	121,015	119,635
Inventories - non-current, net	11,782	9,005
Property, plant and equipment, net	7,920	7,939
Intangible assets, net	4,210	4,300
Deferred income taxes	251	—
Operating lease asset	6,046	7,350
Other assets	374	347
TOTAL ASSETS	$151,598	$148,576

CURRENT LIABILITIES
Accounts payable	$13,440	$11,072
Accrued expenses	7,907	9,489
Accrued salaries and wages	2,633	4,064
Accrued income taxes	—	1,868
Total Current Liabilities	23,980	26,493
Deferred income taxes	—	166
Accrued income taxes	1,067	1,058
Long term operating lease liabilities	5,836	7,068
TOTAL LIABILITIES	30,883	34,785
COMMITMENTS AND CONTINGENCIES (Note 12)
STOCKHOLDERS’ EQUITY
Common Stock, par value $0.01 per share; 100,000,000 shares authorized as of September 30, 2022 and June 30, 2022; 39,636,677 and 39,628,197 shares issued; and 36,742,962 and 36,734,482 shares outstanding, respectively	396	396
Additional paid-in capital	20,527	20,005
Retained earnings	119,313	112,911
Less: Treasury Stock, at cost (2,893,715 shares)	(19,521)	(19,521)
TOTAL STOCKHOLDERS’ EQUITY	120,715	113,791
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$151,598	$148,576

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)

	Three Months ended September 30,
	2022	2021

	(in thousands, except for share and per share data)
Net sales:
Equipment revenues	$25,687	$20,827
Service revenues	13,806	10,224
	39,493	31,051
Cost of sales:
Equipment related expenses	19,665	16,172
Service-related expenses	1,661	1,423
	21,326	17,595

Gross Profit	18,167	13,456

Operating expenses:
Research and development	2,428	1,931
Selling, general, and administrative expenses	8,490	7,346
Total Operating Expenses	10,918	9,277

Operating Income	7,249	4,179

Other (expense) income:
Interest and other (expense) income, net	(103)	17
Gain on extinguishment of debt	—	3,904
Income before Provision for Income Taxes	7,146	8,100
Provision for Income Taxes	744	348
Net Income	$6,402	$7,752

Income per share:
Basic	$0.17	$0.21
Diluted	$0.17	$0.21

Weighted average number of shares outstanding:
Basic	36,762,000	36,700,000
Diluted	36,990,000	36,844,000

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months ended September 30,
	2022	2021

	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$6,402	$7,752
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	457	438
Gain on disposal of fixed asset	(15)	—
Interest (income) on other investments	(8)	—
Unrealized loss (gain) on marketable securities	153	(3)
Provision for (recovery of) doubtful accounts	(27)	—
Change to inventory reserve	71	—
Deferred income taxes	(417)	21
Stock based compensation expense	477	89
Gain on extinguishment of debt	—	(3,904)
Changes in operating assets and liabilities:
Accounts receivable	7,903	2,738
Inventories	(14,121)	(1,824)
Prepaid expenses and other current assets	(2)	540
Income tax receivable	(379)	—
Other assets	(27)	(89)
Accounts payable, accrued expenses, accrued salaries and wages, accrued income taxes	(2,432)	(2,295)
Net Cash (Used in) Provided by Operating Activities	(1,965)	3,463
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant, and equipment	(372)	(522)
Proceeds from disposal of fixed asset	38	—
Purchases of marketable securities and other investments	(10,028)	(19)
Net Cash Used in Investing Activities	(10,362)	(541)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from stock option exercises	45	16
Net Cash Provided by Financing Activities	45	16

Net (decrease) increase in Cash and Cash Equivalents	(12,282)	2,938
CASH AND CASH EQUIVALENTS - Beginning	41,730	34,806
CASH AND CASH EQUIVALENTS - Ending	$29,448	$37,744
SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid	$4	$4
Income taxes paid	$3,398	$2,169

NAPCO SECURITY TECHNOLOGIES, INC.
NON-GAAP MEASURES OF PERFORMANCE* (unaudited)
(in thousands, except share and per share data)
	3 months ended September 30,
	2022	2021
Net income (GAAP)	$ 6,402	$ 7,752
Add back provision for income taxes	744	348
Add back interest (income) expense, net	(8)	4
Operating Income (GAAP)	7,138	8,104
Adjustments for non-GAAP measures of performance:
Add back stock-based compensation expense	477	89
Add back non-recurring legal expenses	135	-
Add back other (income) expense	111	(3,925)
Adjusted non-GAAP operating income	7,861	4,268
Add back depreciation and other amortization	367	340
Add back amortization of acquisition-related intangibles	90	98
Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization)	$ 8,318	$ 4,706

Adjusted EBITDA* per Diluted Share	$ 0.22	$ 0.13
Weighted average number of Diluted Shares outstanding	36,990,000	36,844,000

Contacts:

Patrick McKillop

Director of Investor Relations

NAPCO Security Technologies, Inc.

Office 800-645-9445 x 374

Mobile 516-404-3597

pmckillop@napcosecurity.com